Professional Services Contract

THIS AGREEMENT (this “Agreement”) is made as of this ____ day of _________, 2007, between VPI Engineering, a Utah corporation (“VPI”) and _______________________________, a _________________ corporation (the “Client”).

In consideration of the Services to be performed and the payments to be made as described herein, the parties agree as follows:

1.0 Scope of Work

1.1 Term of Agreement
This Agreement shall govern all Services provided to Client by VPI and shall remain in effect until this Agreement is terminated in writing pursuant to Section 3.0.

1.2 Services
Services shall be defined to be all services desired by the Client and requested either verbally or as defined in any applicable definition of work or similar means (the “Services”). These services shall include, but not be limited to, management activities such as scheduling, budgeting, and resource allocation, engineering activities such as research, design, testing, and design documentation, and manufacturing activities such as management of contract manufacturing, inspection, quality assurance, documentation, and procurement.

1.3 Scheduling/Costs
Client understands that the Services to be performed by VPI are unique, extremely complex, and involve a large degree of Client/VPI interaction and discussion. Any costs and/or schedule provided shall be considered an estimate of the costs and/or schedule required to complete the Services, and should not be interpreted in any way as a commitment. The time actually required to complete the Services or any portion thereof will be subject to Client availability, timely delivery of information by Client to VPI, unforeseen design issues, design changes and modifications requested by Client and other matters which generally affect product design services. VPI shall use its best efforts to properly staff all projects and to meet all agreed upon costs and schedules, but makes no guarantee thereof in regards to cost and/or schedule.

1.4 Providing Timely Information
Client agrees to provide any necessary information, materials, documents and approvals needed by VPI to perform the Services outlined in a timely manner, and not to delay the efforts of VPI by withholding such information, materials, documents and approvals.

2.0 Payments

2.1 Hourly Rate
All Services shall be billed based on an hourly rate. These rates shall include all applicable Services including management, engineering, and manufacturing and any other services as needed to perform requested tasks.

2.2 Payment Terms
VPI shall issue an invoice to Client (an “Invoice”) for the amount equal to the hourly rate multiplied by the total man hours accrued through the date of the Invoice, plus all expenses (as defined in Subsection 2.3) incurred by VPI in connection with the Services during the period covered by such Invoice.

Unless other arrangements are made with the accounting office, invoices shall be issued on a monthly basis and any outstanding balances shall be due NET 30.

Client shall pay to VPI the amount set forth in each Invoice per indicated terms. Any amount that is not paid when due shall bear interest at the rate of 1.5% per month or portion thereof from the date such amount became due through the date on which payment is received by VPI. All payments are to be made to Visionary Products, Inc. at the address provided in Section 5.11 herein.  Client shall pay all expenses incurred for collection of past due amounts.

2.3 Other Expenses
Client shall pay VPI for all direct expenses incurred by VPI in connection with the Services and this Agreement, all shipping, delivery, messenger, materials, travel costs and any other expenses that are not considered normal operating expenses and are specific to meeting Client’s needs (collectively, the “Expenses”).  VPI shall have the right to require Client to directly pay any unusual or extraordinary Expenses.

VPI must obtain prior written approval from Client before incurring any expenses in excess of approved expenses in a definition of work or similar document.

3.0 Termination

3.1 Termination of Contract
This Agreement may be terminated by Client and/or VPI at any time provided that the party terminating this Agreement has given the other party a fifteen (15) days advance written notice of termination (a “Termination Notice”).

Following termination of this Agreement, Client shall pay to VPI all amounts due and unpaid, including an amount equal to the total man hours accrued multiplied by the hourly rate as of the date of termination of this Agreement, as determined by VPI, plus all Expenses and non-cancelable commitments incurred by VPI prior to or in connection with the termination of this Agreement (collectively, the “Termination Payment”).

VPI shall prepare an Invoice with respect to the Termination Payment as soon as is practicable following termination of this Agreement.

3.2 Early Termination
In the event that Client terminates Services with less than thirty (30) days advance written notice, VPI will retain any deposit/retainer made by Client for Services.

3.3 Final Charges
VPI will use reasonable efforts to minimize continuing charges and expenses associated with any termination of this Agreement and the Services provided, however, that VPI shall have the right to disassemble, organize, and return all materials and equipment in connection with the Services.

4.0 Intellectual Property

4.1 Confidential Information
Client and VPI have entered into a separate mutual non-disclosure agreement, attached hereto, that shall govern the sharing of confidential information between the parties.

4.2 Final Payment
Provided the Client has paid all amounts due to VPI, VPI will promptly disclose to Client all inventions and discoveries made pursuant to the Services.

4.3 Project Information
All reports, designs, information, inventions, discoveries, and materials (“Project Information”) developed for Client by VPI shall be property of VPI until the completion or termination of the Services and payment in full of all amounts due to VPI, at which time, all Project Information shall become property of Client.

Following completion or termination of the Services and payment by Client of all amounts due to VPI, VPI shall deliver to Client all Project Information, data, drawings, specifications, reports, estimates, summaries, and other information and materials that were created or obtained by VPI in performing the Services. VPI shall have the right to retain for its records copies of all such Project Information, data, drawings, specifications, reports, estimates, summaries, and other information and materials.

4.4 Pre-Existing Materials
VPI will not knowingly incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party (a “Third Party Component”) into any Invention without Client’s prior written permission.  If, in the performance of the Services and without notice to the Client, VPI incorporates into any Invention a product, process, machine, technology, or invention that was already owned by VPI (a “Pre-Existing Material”), the Client shall have, upon completion of the project and payment in full, a nonexclusive, royalty-free, irrevocable, perpetual, transferable, sublicensable, worldwide license to make, have made, modify, use and sell such prior invention as part of or in connection with such product, process or machine.

4.5 Patent, Trademark, and Copyright
At Client’s sole cost and expense, VPI will perform all lawful and necessary acts, sign all patent, trademark and copyright application processes and the assignment thereof to Client. VPI shall assist Client in all such activities provided that Client shall pay VPI an amount equal to VPI’s applicable hourly rate multiplied by the total man hours expended by VPI personnel in connection with such assistance and any Expenses incurred.

5.0 Other Terms & Conditions

5.1 Inspections
Client shall have the right, upon reasonable prior notice to VPI and during VPI’s normal business hours, to inspect and review VPI’s facilities and pertinent technical, project and financial records with respect to the Services; provided, however, that Client shall execute such confidentially agreements as are required by VPI. All such inspections and reviews shall be subject to VPI’s security and safety requirements.

5.2 Guarantee
VPI guarantees to the Client that the Services provided will be in accordance with industry standards (the “Guarantee”). The Guarantee shall not apply if the Client has breached the terms of this Agreement or any definition of work or similar document.  The Guarantee is limited to modifying the design, research, engineering, and prototyping services as necessary and appropriate.  THE GUARANTEE IS IN LIEU OF ANY AND ALL OTHER GUARANTEES AND WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. All Guarantee claims for Services rendered hereunder shall be deemed unconditionally waived by Client unless Client notifies VPI in writing of a claim within ninety (90) days after completion of the Services. VPI will not be liable for incidental, special, exemplary, consequential, or punitive damages. VPI’s liability under this paragraph shall in no event exceed the amount of Fees actually received by VPI for the specific Services rendered.

5.3 Disclaimers
VPI makes no representations or warranties (1) regarding any actual or potential infringement of any invention, discovery, design or product produced pursuant to the Services (collectively, the “Products”) on any intellectual property or other rights of any person or entity, or (2) regarding any prior development or the current existence of any invention, discovery, design, or product similar to the Products. VPI expressly disclaims all liability and responsibility regarding (A) safety testing or warnings necessary or desirable in connection with any of the Products, and (B) compliance with any federal, state, or local laws with respect to the Products. VPI shall have no liability or responsibility to conduct any investigation or inquiry with respect to the foregoing; provided, however, that VPI shall disclose to the Client any infringements upon the rights or patents of others and any violations of federal, state, or local laws of which VPI has actual knowledge.

5.4 Release/Indemnification
Client hereby releases and forever discharges VPI and shall indemnify, protect, defend, and hold VPI and its shareholders, directors, officers, employees, and agents harmless from and against any and all claims, actions, suits, proceedings, obligations, liabilities, orders, damages, costs, and expenses (including attorneys’ and paralegals’ fees and expenses) resulting from, arising out of, relating to, or in connection with (1) any violation or infringements upon the rights or patents, trademarks, trade designs, copyrights, or any other intellectual property rights of any individual or entity or,  (2) any bodily injury or property damage with respect to the Services or any invention, discovery, design, or product in connection with the Services provided, however, that the foregoing indemnity shall not apply in the event  that such claims, actions, suits, proceedings, obligations, liabilities, orders, damages, costs and expenses were caused by the gross negligence or willful misconduct of VPI in performing the Services.  The provisions of this Section 5.4 shall survive any termination of this Agreement.

5.5 Deliveries
All deliveries from VPI to Client shall be F.O.B. shipping point and title and risk of loss with respect to such deliveries shall pass to Client at the shipping point.

5.6 Personnel
Client acknowledges and agrees that VPI has invested significant time and resources in the recruitment and training of its employees.  Therefore, to the extent permitted by law, Client agrees that during the term of this Agreement and for a period of two years following the termination of this Agreement, Client will not directly or indirectly solicit or seek to employ any person who is or has been an employee of VPI at any time during the term of this agreement except with the written permission of the other party. In the event that Client breaches the foregoing restriction, Client will pay to VPI, as liquidated damages and not a penalty, within thirty (30) days of receipt of a notice of breach, a sum equal to one (1) year of salary or fees VPI would pay to such employee.

5.7 Waiver
Any waiver by any party of its rights under this Agreement shall be in writing and signed by the party waiving such right. The failure of either party to enforce any of the provisions of this Agreement or any rights in respect thereto, or to exercise any election herein provided, shall not waive such provisions, rights, or elections or subsequent breaches thereof.

5.8 Force Majeure
VPI shall not be liable for delays in or non-performance of the Services as a result of strikes, lockouts, fires, acts of terrorism or war conditions, accidents, foreign or domestic government controls or other actions (including controls or actions related to heightened terrorism alert status), embargoes or other causes beyond VPI's control.

5.9 Assignments
This Agreement and the rights and obligations in connection herewith and therewith may not be assigned by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 5.9 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors, and assigns.

5.10 Notices
Any notice, demand, request or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally served; as of the date so sent if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date of sent if sent by electronic mail and receipt is acknowledged by the recipient; one day after the date so sent if delivered by overnight courier service; or three days after the date so mailed if mailed by certified mail, return receipt requested, addressed as follows:

If to VPI:	VPI Engineering
11814 South Election Road, Suite 200
Draper, UT 84020
(801) 495-2310
Facsimile: (801) 495-2255
E-mail: __________________

If to Client:	____________________________________
____________________________________
____________________________________
Facsimile: ____________________________
E-mail: ______________________________

or such other addresses, facsimile numbers, or electronic mail address as shall be furnished in writing by any party in the manner for giving notices hereunder.

5.11 Conflict
This Agreement constitutes the entire agreement and understanding between the parties with respect to the Services and supercedes all previous negotiations, agreements, and representations between the parties, written or oral, all of which shall be deemed to be merged into this Agreement. In the event of any conflict between the terms of this Agreement and any subsequent signed agreements between both parties, the latter shall govern.  If any provisions of this Agreement are determined to be invalid or unenforceable, the validity and effect of the other provisions of this Agreement shall not be affected thereby.

5.12 Governing Law
This Agreement shall be governed and construed in accordance with the laws of the State of Utah. In the event of any dispute, action, or proceeding in connection with this Agreement, the Services or any documents, instruments or transactions in connection therewith, the non-prevailing party shall pay all costs and expenses (including reasonable attorneys’ and paralegals’ fees and expenses and arbitration fees and expenses) incurred by the prevailing party in connection with such dispute, action, or proceeding.

5.13 Disputes
This section of the Agreement includes each party’s obligations in an effort to minimize disputes arising out of this Agreement and to aid in a mutually satisfactory resolution of such disputes.
(a)           Informal Dispute Resolution.  Client and VPI agree, in good faith, to attempt to resolve disputes, controversies, or claims arising out of this Agreement (“Claim”) prior to pursuing outside intervention.  If the parties cannot come to a mutually agreeable resolution of the Claim within ten (10) business days following commencement of such negotiations, then such Claim will be referred to members of each party's executive management (each such member a "Representative") for resolution, which referral shall be evidenced by a written notice from either party to the other (the “Referral”). The parties' Representatives shall promptly meet following such a Referral to attempt to resolve the Claim.  If the Representatives have not reached a mutually agreeable resolution of the Claim within ten (10) business days after their initial meeting on the subject of such Claim, then such Claim may, by way of written notice of either party to the other, be submitted to arbitration as set forth below.
(b)           Arbitration.  Any Claim arising out of or relating to the provision of the Services shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules and, for claims of $250,000 or greater, it’s Optional Procedures for Large, Complex Commercial Disputes.  For Claims less than $250,000, the arbitration shall be heard and determined by a single arbitrator with experience with technology disputes in accordance with the rules of the AAA. For disputes $250,000 or greater, the arbitration shall be heard and determined by a panel of three (3) arbitrators selected as described below, two of whom are specifically engaged in the practice of law with the third possessing special knowledge and experience in the subject matter of the claim. During arbitration the parties shall equally share the arbitrators’ fees. The arbitration and all related proceedings and discovery shall take place pursuant to a protective order entered by the arbitrators that adequately protects the confidential nature of the parties’ proprietary and confidential information.  Either party may, without waiving any remedy under this Agreement, seek from any court of competent jurisdiction any interim or provisional relief that such party deems necessary to protect its Confidential Information and property rights pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the Claim).
 (c)           Where three (3) arbitrators will be appointed, each party to this contract shall appoint an arbitrator, specifically engaged in the practice of law, in accordance with the AAA rules.  The two arbitrators so appointed shall thereupon select a third arbitrator possessing special knowledge and experience in the subject matter of the claim.  If the arbitrators appointed by the parties shall fail to select a third arbitrator within two weeks of their appointment, a third arbitrator shall be selected in accordance with the then current rules and regulations of the AAA. The written decision of the three (3) arbitrators, or any two of them, shall be final and binding upon the parties thereto, and judgment may be entered thereon in the applicable district court of the State of Utah.

6.0 Commencement
A signed original of this Agreement, any applicable purchase order or definition of work and any retainer payment required by VPI shall be required before VPI shall commence performing the Services.

__________________________ (Client)	VPI Engineering (VPI)

Signature:_____________________________	Signature:_____________________________

Authorizing Agent: ______________________	Authorizing Agent: Morgan Taylor

Title: ________________________________	Title: President

Date: (MM/DD/YY)_____________________	Date: (MM/DD/YY)_____________________

11814 S Election Rd. Suite 200 Draper, UT 84020

Bluetooth Class I Update Estimate

To:       VoluSol
5095 West 2100 South
Salt Lake City, UT 84120
Phone: (801) 974-9474
Fax: (801) 974-9553

Purpose
Volusol desires to implement Bluetooth Class I functionality on the Wivo watch.

Statement of Work
This quote encompasses the following tasks:

•	Schematic changes required to implement Class 1 functionality:
•	Add RF transmit signal amplifier
•	Add low noise receive signal amplifier
•	Add two RF switches
•	Add ceramic bandpass filter to eliminate 2.4GHz harmonics (necessary for FCC compliance)
•	Implement discrete auxiliary filter (necessary to ensure FCC compliance)
•	Add voltage regulator to power RF amplifier
•	Add approximately 25 resistors, capacitors, and inductors
•	Implement three additional lines from processor to control RF switches and amplifier gain
•	PCB layout changes required to implement Class 1 functionality
•	Manufacture (3) PCBA Prototypes
•	Firmware changes required to implement Class 1 functionality
•	Firmware changes to appropriately control RF switches and RF amplifier power output
•	Additional FCC compliance testing required for Class 1 functionality

Assumptions
•	This quote assumes that the updated PCB layout will require an additional board fabrication.

•
An inherent risk with implementing the class I functionality is the additional components that will be required on the board.  It is possible that all the required components will be able to fit on the current board footprint, however, this estimate does not include mechanical design changes to accommodate a larger PCB.

•
Adding a high power RF transmitter poses risks for the sound quality of the device, the ability to pass FCC regulatory requirements without significant testing, and will have a significant impact on the battery life of the watch.

11814 S Election Rd. Suite 200 Draper, UT 84020

Estimated Costs

Description	Labor	Expenses	Total
Electronics Design Changes and Schematic Design	$17,280		$17,280
Manufacture (3) Prototype Boards	$3,780	$6,000	$9,780
Firmware Changes	$4,500		$4,500
Additional FCC Regulatory Testing	$5,400	$4,000	$9,400

Estimate Costs			$40,960

This proposal is valid for 30 days. All technical information, specifications, costs, schedules, and all related materials quoted, expressed, or implied in this document are results of our judgment at this point in time and are only estimates based upon the information available to us. We reserve the right to modify such information as we find necessary based on client requests, available technology, and other eventualities. We will communicate any such changes to the client and obtain any required approval.

Schedule

Deliverables

•	Bluetooth Class I Functionality
•	(3) Prototype PCBAs
•	Bluetooth Class I FCC Certification

Terms
•	Invoices will be generated on a monthly basis for time and materials expended on the project.
•	Net 15

The following is needed to begin work on the project:
•	Quote signed or a purchase order from customer referring to this document

Agreement
Customer authorizes VPI to begin the work outlined in this proposal.

Signed:   ____________________________________
By:         ____________________________________
Title:       ____________________________________
Date:      ____________________________________

This proposal is valid for 30 days. All technical information, specifications, costs, schedules, and all related materials quoted, expressed, or implied in this document are results of our judgment at this point in time and are only estimates based upon the information available to us. We reserve the right to modify such information as we find necessary based on client requests, available technology, and other eventualities. We will communicate any such changes to the client and obtain any required approval.

The information contained in this document is the sole property of VPI Engineering. Reproduction in part or whole without the written permission of VPI Engineering is prohibited. All rights reserved.

Services for this proposal are covered under the Professional Services Contract between VoluSol and VPI dated September 24th, 2007.

WiVo Watch and Cell Phone Charging Cradle

Proposal

A project proposal prepared for

VoluSol
5095 West 2100 South
Salt Lake City, UT 84120
Phone (801)974-9474
Fax (801)974-9553

Change Log
Release	Date	Prepared by	Description of Changes
01	10/10/2007	Gary Olsen	Initial release

2

Table of Contents

Change Log			2
1		System Requirements	4
2		Options	4
	2.1	Certifications/Testing	4
	2.2	Manufacturing	4
3		Project Outline	5
	3.1	Task I – System Design	5
	3.2	Task II – Electronics Design	5
	3.3	Task III – Mechanical Design	6
	3.4	Task IV – Production Design	6
4		Estimated Cost	7
5		Schedule	7
6		Project Terms	8

3

1	System Requirements

VPI proposes the development of a charging cradle that charges the WiVo watch.  The following are the system requirements that are assumed in the development of the charging cradle:

•	Charger will charge the WiVo watch via charging pips or contacts.

•	The WiVo watch will rest in a cradle to be charged.

•	LED indicators will indicate charging status and fully charged/ready status for the watch.

•	It is anticipated that the design will require one PCB containing charging circuitry and watch charging contacts.

•	The WiVo Charging Cradle will be designed for use in indoor environmental conditions

2	Options

The following options can be provided at additional cost. At VoluSol’s request, VPI can provide a quote for any of the items listed here or any additional requirements.

2.1	Certifications/Testing

VPI can support Volusol with regulatory testing and certifications such as CE, UL, CSA, etc.  Support for regulatory certifications and testing is not included in this proposal.

2.2	Manufacturing

VPI can provide a quote for manufacturing and assembling the charging cradles.

4

3	Project Outline

The project will be divided into the following major tasks.

•	Task I –	System Design
•	Task II –	Electronics Design
•	Task III –	Mechanical Design
•	Task IV –	Production Design

VPI and the customer may modify these major tasks as the project progresses and as determined in subsequent negotiations.

3.1	Task I – System Design

VPI will create a System Specification document that outlines the overall product requirements, high-level system design, analysis of potential design solutions, and recommendations.

The system design phase will also include research and selection of many of the initial components. Wherever possible, components will be selected based on low cost, short lead times, and multiple sources.

VPI will support Rocketship with the industrial design of the charging cradle.

Tasks

For a detailed task list and project flow, please refer to the attached project schedule.
•	Develop the System Hardware Specification
•	Research and Selection of Major Components
•	Design Considerations for Manufacturability

Deliverables
•	Document: System Hardware Specification

3.2	Task II – Electronics Design

VPI will design the charging circuit. Electrical designs will follow the design guidelines generated in the System Specification and take into consideration manufacturability and cost optimization. VPI will create a schematic of the electronics. An internal design review will be conducted to review the design of the electronics. The electronics will be laid out in a PCB to meet specifications of the selected industrial design.  Electrical prototypes (PCBAs, connectors) will be built and then tested and evaluated for board level functionality and charging functionality.

5

Tasks

For a detailed task list and project flow, please refer to the attached project schedule.
•	Design Electrical System
•	Design Review
•	PCB Layout
•	Manufacture (3) Electrical System Prototypes
•	Test Boards

Deliverables
•	(3) Electrical System Prototypes

3.3	Task III – Mechanical Design

After completion of the industrial design by Rocketship, VPI will design the internal mechanical features and structure.  Mechanical designs will be reviewed in an internal design review. SLA prototypes of the charging cradle will be created and the electrical system and SLA prototypes will be assembled together.  These full system prototypes will be used for additional testing of mechanical form, fit, and function and for electronics functionality.  Any required design changes will be made and an internal design review of the full system will be conducted.

Tooling for the charging cradle will be initiated in conjunction with the watch tooling.  (Note: This proposal does not include the cost for plastic injection mold tooling.) QA measures will be taken to assure the quality of the plastic injection molds.  Assembly drawings will be created.

Tasks

For a detailed task list and project flow, please refer to the attached project schedule.
•	Mechanical Design
•	Design Review
•	Build SLA Prototypes
•	Assemble and Test Full System Prototypes
•	Update Mechanical Design
•	Design Review
•	Tooling
•	QA
•	Create Assembly Drawings

Deliverables
•	(3) Full System Prototypes

3.4	Task IV – Production Design

Manufacturing process design will be completed. VPI will release all applicable drawings for the project and create a Product Design Package (PDP) that will contain (where applicable) both electronic and paper copies of the System Specification, final designs of the electrical system, schematics, bill of materials, assembly drawings, mechanical drawings and solids, and final designs and/or specifications of each component. A Product Manufacturing Package (PMP) will be assembled to be delivered to a contract manufacturer which will contain the manufacturing process, assembly drawings, QA measures, and applicable manufacturing instructions.

The WiVo charging cradle design will then be released for pre-production.

6

Tasks

For a detailed task list and project flow, please refer to the attached project schedule.
•	Design Manufacturing Process
•	Release Drawings
•	Create PDP
•	Create PMP

Deliverables
•	Product Design Package
•	Product Manufacturing Package

4	Estimated Cost

Description	Labor	Expenses

Task I – System Design	$8,775	$0
Task II – Electronics Design	$18,315	$3,000
Task III – Mechanical Design	$26,955	$1,500
Task IV – Production Design	$4,725	$0
Total Estimated Cost	$58,770	$4,500

All tasks are time and materials estimates. Actual costs will vary. VPI reserves the right to re-quote any tasks as specifications and tasks change.

5	Schedule

See the attached project schedule V009601.

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6	Project Terms

The following are needed to begin work on the project:
•	Proposal signed or a purchase order from customer referring to this document

Payment Terms
•	Monthly billing for labor and expenses incurred each month
•	Net 15

Customer authorizes VPI to begin the work outlined in this proposal.

Client Company: _____________________________________

Authorizing Agent:  ___________________________________

Title:  _____________________________________________

Signature:   _________________________________________

Date: (MM/DD/YY)  _________________________________

-------------------

This proposal is valid for 30 days. All technical information, specifications, costs, schedules, and all related materials quoted, expressed, or implied in this document are results of our judgment at this point in time and are only estimates based upon the information available to us. We reserve the right to modify such information as we find necessary based on client requests, available technology, and other eventualities. We will communicate any such changes to the client and obtain any required approval.

The information contained in this document is the sole property of Visionary Products Inc. Reproduction in part or whole without the written permission of Visionary Products Inc. is prohibited. All rights reserved.

Services for this proposal are covered under the Professional Services Contract between VoluSol and VPI dated September 24th, 2007.

8

WiVo Bluetooth Speakerphone Watch

Development Proposal

A project proposal prepared for

VoluSol
5095 West 2100 South
Salt Lake City, UT 84120
Phone (801)974-9474
Fax (801)974-9553

Change Log
Release	Date	Prepared by	Description of Changes
01	9-7-2007	Gary Olsen	Initial release

Table of Contents

Change Log			2
1		Background	4
2		System Requirements	4
	2.1	Objectives	4
	2.2	System Context	5
	2.3	Electrical System Architecture	6
	2.4	Regulatory Requirements	7
	2.5	Mechanical/Environmental Requirements	7
	2.6	Firmware	8
3		Options	8
	3.1	Additional Certifications/Testing	8
	3.2	Extended Functions Firmware	9
4		Project Outline	10
	4.1	Phase I - System Design	10
	4.2	Phase II -Prototype Design	11
	4.3	Phase III - Final Design/Pre-Production	12
5		Estimated Cost	13
6		Schedule	14
7		Project Terms	15

1	Background

VoluSol has researched various options for developing a product that helps the elderly in difficult situations to contact emergency personnel or family if they need assistance.  This product is a combination of a GPS-enabled cell phone and a wristwatch with a built-in Bluetooth speakerphone called WiVo (short for With Voice).  A person wearing the wristwatch would be able to push a button to activate the cell phone and use the cell phone via the Bluetooth speakerphone functionality to communicate their predicament.

Eventually, it is the goal of Volusol to incorporate additional technologies in the wristwatch, such as heart rate monitoring and monitoring of other vital signs.

This proposal addresses the base development of the wristwatch with Bluetooth speakerphone capability.

2	System Requirements

The following goals and system requirements of the wristwatch portion of the WiVo system are set forth below.

2.1	Objectives

Some of the objectives for the WiVo watch are as follows:

•	Watch will provide speakerphone capability for a cell phone via Bluetooth. An example of the type of functionality desired is found in the Mvox Duo Communicator Bluetooth headset/speakerphone.
•	Speakerphone to provide clear audio that can be heard by someone who may have experienced partial hearing loss.
•	Display to provide feed back to users and time functions.
•	Large characters will be used on the display to help those with some vision impairments.
•	Watch design goal is to eliminate mechanical acoustic coupling to the extent possible.
•	Use off-the-shelf technology to provide echo and noise cancellation.
•	Rechargeable watch with warnings when the battery is getting low.
•	Industrial design that is attractive to the elderly market, particularly elderly women.
•	Incorporate motion sensors to help predict motions that indicate a person has fallen.

2.2	System Context

Figure 1: System Context Diagram

2.2.1	Use Cases

The following use-case table identifies the entities that use the system and for what purposes.

Actor	Use Case	Description
User	Presses Panic Button	A call to the call center is initiated.
User	Communication	The user makes emergency calls using a cell phone via the wireless WiVo watch on their wrist.
Watch	Speakerphone	The WiVo watch will act as a wireless speakerphone and manage the transmission and reception of audio from the cell phone via Bluetooth.
Watch	Time and Battery Status	When not being used for emergency communication, the watch will display the current time and battery status.
Cell Phone	GSM	The cell phone will automatically dial the call center when the panic button is pressed.
Cell Phone	GPS	The cell phone will transmit GPS location to the call center.
Call Center	Communication	Call Center personnel will communicate with the user and provide assistance.

2.3	Electrical System Architecture

The following represents the current system architecture for the electrical system and may change through the project to achieve the system requirements and goals.

Figure 2: Electrical System Diagram

2.3.1	Processing PCBA

The Processing PCBA will utilize the CSR BC05 processor. This processor’s core functionality is Bluetooth communication.  It is anticipated that this processor will have enough capacity to manage all aspects of the watch system.

The Processing PCBA will also have internal support circuitry to monitor and charge the Li-Ion battery from external power provided through a charging cradle.

2.3.2	Battery and Power Management

The system will utilize an internal Li-Ion rechargeable battery pack. The battery will be recharged in-system. Power management schemes will be implemented to maximize battery life while maintaining required performance.

2.3.3	OLED Display

The watch will be designed with a 4-color OLED display.

•	Off-the-shelf options will be explored.
•	Serial interface (3 lines) is preferred in order to avoid going to a multi-processor model.

2.3.4	Speaker

The system will have a speaker that will provide sufficient audio quality for voice reproduction.

2.3.5	Microphone(s)

A microphone will be selected that has similar features to microphones used in cell phone headsets.  Research will be conducted to determine whether one or two microphones will be incorporated in the watch design.

2.3.6	Buttons

A panic button will be incorporated in the system design that will trigger the initiation of a call to the Call Center on the cell phone.  Additional buttons for other watch functions will be designed as determined by VoluSol.

2.3.7	Accelerometer

An accelerometer will be incorporated in the design of the WiVo watch to measure movement and/or impacts.

2.4	Regulatory Requirements

As part of this proposal, VPI will manage the FCC certification of the WiVo watch.

Additional safety certifications can be obtained, but are not included in this proposal.

2.5	Mechanical/Environmental Requirements

The WiVo wristwatch will be designed for use in indoor and outdoor environments.

2.5.1	Size

The watch will be designed to be as small as can accommodate the electronics, connectors, battery, and display. Actual size will be determined during the industrial and mechanical design phases of the project.

2.5.2	Environmental conditions

•	Operating Temperature: +5° C to +50° C
•	Storage/Shipping Temperature: -20° C to +60° C
•	Operating Altitude: Up to 8000 feet/2400 meters

2.5.3	Materials of construction

•	Materials will be selected during the industrial design phase.
•	Plastic materials will be selected from readily available off-the-shelf resins.
•	Plastic surface textures and colors will be reviewed and approved by VoluSol prior to final manufacturing documentation.
•	Housing to be:
o	Scratch and dent resistant through texture and material selection
o	Non-fading and durable color
o	Cleanable with mild detergent

2.5.4	Ergonomics/Appearance

Ergonomics and appearance will be discussed, evaluated, and finalized during the Industrial Design (ID) activities of the project and will be provided to VPI by VoluSol/Rocketship.

Desired labeling (or embedding of text of the back of the watch) and color schemes will also be discussed during the ID phase and specified to VPI.

2.5.5	Water Resistance

The watch will be designed to the IPX7 standard (submersible 1 meter for 30 minutes).

2.5.6	Components and Tooling

The watch plastic housing will require tooling. The wrist band may or may not require tooling, based on the design and materials of the wristband.  The cost for tooling for these items is not included in this quote.  VPI will obtain quotes for VoluSol for the housing and wristband tooling during the mechanical design phase of the project.

2.6	Firmware

Firmware to provide functionality for the WiVo watch will be generated.  Firmware for this project can be divided into two overall categories, basic functions and extended functions.  VPI has budgeted time in this proposal for the basic functions.

2.6.1	Basic Functions

•	Time
•	Bluetooth communication
•	Speaker and microphone functionality
•	Battery status and system status/messages
•	Display functionality
•	Signal strength between watch and cell phone
•	Integration of off-the-shelf DSP code for noise and echo cancellation

2.6.2	Extended Functions

•	Motion data capture, analysis, prediction of a “fallen person” state, and reporting of motion data to call center via AT commands
•	Fine-tuning of echo and noise cancellation

3	Options

The following options can be developed at additional cost. At VoluSol’s request, VPI can provide a quote for any of the items listed here or any additional requirements.

3.1	Additional Certifications/Testing

VPI can support Client with additional testing and certifications such as CE, UL, CSA etc.

3.2	Extended Functions Firmware

VPI can develop the firmware required for the extended functions of the WiVo watch as described in section 2.6.2 Extended Functions.

4	Project Outline

The project will be divided into the following phases, each having clearly identified objectives, tasks, and deliverables.

•	Phase I –	System Design
•	Phase II –	Prototype Design
•	Phase III–	Final Design/Pre-Production

VPI and the customer may modify these phases as the project progresses and as determined in subsequent negotiations.

System Design

VPI will create a System Specification document that outlines the overall product requirements, high-level system design, analysis of potential design solutions, and recommendations. VPI will also develop initial estimates of the per-unit cost and estimated power usage and battery life.

Prototype Design

VPI will design each subsystem and assemble working prototypes that follow the design guidelines, taking into consideration manufacturability and cost optimization. Prototypes will be built for testing, analysis, and evaluation purposes.

Final Design/Pre-Production

Designs will be finalized and manufacturing design and documentation will be completed. The design will then be transferred to production. VPI will manufacture and test initial pre-production units.

4.1	Phase I – System Design

VPI will create detailed System Specifications for the hardware (mechanical and electrical systems) based on the requirements provided by VoluSol and subsequent discussions. The System Specification will outline the overall product requirements and high-level system designs.

The system design phase will also include research and selection of many of the initial components. Wherever possible, components will be selected based on low cost, short lead times, and multiple sources.

VoluSol will review the System Specification and any changes identified will be incorporated.

Tasks

For a detailed task list and project flow, please refer to the attached project schedule.
•	Develop the System Hardware Specification
•	Research and Selection of Major Components
•	Design Considerations for Manufacturability
•	Create Power Budget Estimates
•	Design Review with VoluSol
•	Provide Support during Industrial Design

Deliverables
•	Document: System Hardware Specification
•	Updated Schedule and Cost Estimates for Phase II

4.2	Phase II –Prototype Design

During this phase, VPI will implement the WiVo watch system’s electrical, mechanical, and manufacturing design.

The initial design of the WiVo watch will be created based on the updated System Specification from Phase I, client reviews, and final industrial design. VPI will complete the design of the interior and, as necessary, exterior features of the housing and wrist strap. Prototypes of the housing and strap will be built and presented to the customer for approval. Prototypes of the electronics will also be built and tested. Other system components will be procured as identified in Phase I.

Product designs will focus on reliability, low cost, and design for manufacturability and testability.

A full system prototype will be assembled for product evaluation, approval by the client, product testing, and EMI pre-certification testing. If desired, additional prototypes can be assembled using prototype cases for demonstration by VoluSol to investors and potential customers. Product testing will be done on the system prototypes.

A design review will be conducted with the customer to review the design, operation, and testing results, developed during this phase.

Tasks

For a detailed task list and project flow, please refer to the attached project schedule.
•	Electrical Design and Development
•	Software/Operating System Implementation and Alpha Testing
•	Mechanical Design and Development
•	Build Prototypes
•	Product Testing
•	Design Review with Client

Assumptions
The following assumptions are made in this phase of the project and in the estimated cost and schedule:
•	Additional Prototype Units can be provided if requested by the client. The cost for these units is not included in this proposal.
•	Estimates for mechanical design and prototypes of the case are based on preliminary specifications and requirements from the Client and may change based on final industrial design.

Deliverables
•	10 Functional Prototype Systems
•	Document: Updated System Hardware Specification
•	Updated Schedule and Cost Estimates for Phase III

4.3	Phase III – Final Design/Pre-Production

Based on results from testing of the prototype units, design review, and client requests, VPI will finalize the design of electrical and mechanical portions for the WiVo watch system. Where appropriate, updated prototypes will be built for testing.

VPI will develop a manufacturing plan to outline the product manufacturing process. Any necessary tooling, fixtures, and test equipment will be specified. The manufacturing process includes receiving components, incoming QA, assembly process, acceptance criteria, and product testing.

A Product Design Package (PDP) will be created that contains (where applicable) both electronic and paper copies of the System Specification, final designs of the overall system, final designs and/or specifications of each component, and testing/verification reports. This will include all manufacturing design, process, test strategy, assembly drawings, part/component drawings, and bill of materials.

A design review will be conducted with the client to review the design of the entire system.  EMI testing and FCC certification will also be conducted.

The manufacturing process designed by VPI and documented in the Product Manufacturing Package will be transferred to the manufacturing facility. VPI will provide support to setup the manufacturing process and perform quality assurance inspections on the pre-production run.

Tasks

For a detailed task list and project flow, please refer to the attached project schedule.
•	Finalize Electrical Design and Development
•	Software/Operating System Implementation and Alpha Testing
•	Finalize Mechanical Design and Development
•	Build Prototypes
•	Production Process Design
•	Assemble Product Design Package
•	EMI Testing and FCC Certification
•	Design Review with Client
•	Monitor Pre-Production Run

Deliverables
•	2 Working Final Systems
•	Document: Product Design Package
•	FCC Testing Results

Assumptions
The following assumptions are made in this phase of the project and in the estimated cost and schedule:
•
Estimated expenses include estimates for manufacturer setup expenses (including travel.) These expenses do not include any parts, components, or materials for the pre-production run that will be incurred in this Phase.

5	Estimated Cost

Description	Labor	Expenses

Phase I – System Design	00	00
• System Hardware Specification	$17,550	00
• Industrial Design Support o Design Reviews	$2,810	0
Phase II – Prototype Design	00	000
• Electrical Design/Prototype o PCB Layout o Prototype Manufacturing (10) o Prototype Testing	$70,425	$4,000
• Firmware Design o Basic Functions	$40,500	0
• Mechanical Design o Design and Modeling o Prototype Manufacturing (10)	$31,050	$1,500
• System Testing	$25,650	$1,000
Phase III – Final Design	0	0
• Electronics o Design Updates o PCB Layout o Manufacture (2) Prototypes o Hardware Testing	$26,440	$4,000
• Firmware o Alpha Testing/Release o Beta Testing/Release	$33,750	0
• Regulatory Certification o FCC	$13,500	$15,000
• Mechanical o Design Updates o Design Review o Tooling o QA o Assembly Drawings	$24,030	0
• Production Design o Manufacturing Process o Review/Release Drawings o Product Design Package o Product Manufacturing Package	$8,100	00

Total Estimated Cost	$293,805	$25,500

All tasks are time and materials estimates. Actual costs will vary. VPI reserves the right to re-quote any tasks as specifications and tasks change.

Expenses include materials for prototype units. They do not include manufacturing expenses such as materials, assembly costs, and material markup expenses for pre-production and production runs. These expenses would be based on a per unit cost, and would be quoted separately.

6	Schedule

See the attached project schedule V009506.

7	Project Terms

The following are needed to begin work on the project:
•	Proposal signed or a purchase order from customer referring to this document
•	Completed VPI Credit Application
•	Signed Professional Services Agreement
•	$32,000 Down Payment to be applied to final invoice

Payment Terms
•	Monthly billing for time and materials
•	Net 15

Customer authorizes VPI to begin the work outlined in this proposal.

Client Company:  ______________________________________________

Authorizing Agent:  _____________________________________________

Title:  _______________________________________________________

Signature:  ___________________________________________________

Date: (MM/DD/YY)  ___________________________________________

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This proposal is valid for 30 days. All technical information, specifications, costs, schedules, and all related materials quoted, expressed, or implied in this document are results of our judgment at this point in time and are only estimates based upon the information available to us. We reserve the right to modify such information as we find necessary based on client requests, available technology, and other eventualities. We will communicate any such changes to the client and obtain any required approval.

The information contained in this document is the sole property of Visionary Products Inc. Reproduction in part or whole without the written permission of Visionary Products Inc. is prohibited. All rights reserved.